Exhibit 99.2

THIRD AMENDMENT TO SECURED PROMISSORY NOTE

This Third Amendment to Secured Promissory Note (this “Amendment”) is made and entered into as of August 31, 2021 (the “Amendment Effective Date”) by and between Interpace Biosciences, Inc., a Delaware corporation (the “Borrower”), and 1315 Capital II, L.P., a Delaware limited partnership (the “Noteholder”). Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Note (as defined below).

WHEREAS, the Borrower has entered into that certain Secured Promissory Note dated as of January 7, 2021 (the “Note”), made in favor of the Noteholder, in the aggregate principal amount of $2,000,000.00;

WHEREAS, the Borrower and the Noteholder on May 10, 2021 amended the Note to increase its aggregate principal amount to $3,000,000.00;

WHEREAS, the Borrower and Noteholder on June 25, 2021 amended the Note to change its Maturity Date to August 31, 2021;

WHEREAS, pursuant to Section 12.11 of the Note, any term of the Note may be amended or modified with the written consent of the Borrower and the Noteholder; and

WHEREAS, the Borrower and Noteholder desire to amend the Note to change its Maturity Date to September 30, 2021.

NOW, THEREFORE, in accordance with the foregoing and intending to be legally bound hereby, the Borrower and the Noteholder hereby amend the Note as provided for below, and otherwise further agree as follows:

1. Amendment to the Note. The Note is hereby amended as follows:

(a) The defined term “Maturity Date” is hereby amended and restated in its entirety as follows:

“Maturity Date” means the earlier of (a) September 30, 2021 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 11.

(b) The defined term “Pari Passu Note” is hereby amended and restated in its entirety as follows:

“Pari Passu Note” means that certain Secured Promissory Note dated January 7, 2021, as amended by that certain Amendment to Secured Promissory Note dated as of May 10, 2021, as further Amended by that certain Second Amendment to Secured Promissory Note dated as of June 24, 2021, as further Amended by that certain Third Amendment to Secured Promissory Note dated as of August 31, 2021, in the principal amount of $4,500,000.

2. Continued Effectiveness. Except as amended hereby, the Note shall remain in full force and effect and all of the rights and obligations under the Note are hereby affirmed. In the event of a conflict between the Note and this Amendment, this Amendment shall control.

3. References. From and after the Amendment Effective Date, any reference to the Note contained in any notice, request, certificate or other instrument, document or agreement executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall so otherwise require.

4. Counterparts. This Amendment may be signed in two or more counterparts (including by means of telecopied signature pages) any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

INTERPACE BIOSCIENCES, INC.

By:	/s/ Thomas W. Burnell
Name:	Thomas W. Burnell
Title:	President and CEO

1315 Capital II, L.P. By: 1315 Capital Management II, LLC, its general partner

By:	/s/ Adele C. Olvia
Name:	Adele C. Oliva
Title:	Managing Member

[Signature Page to Amendment to Secured Promissory Note]

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